EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 4th day of April, 2006, between VITA FOOD PRODUCTS, INC., a Nevada corporation (the “Company”) and STEPHEN D. RUBIN (the “Employee”).

RECITALS

A.            The Employee is currently employed by the Company pursuant to an Employment Agreement dated January 16, 1997, as amended in 1999 and 2004.

B.            The Company and the Employee desire to change the terms of the Employee’s continued employment with the Company, and believe that it is in their best interests to set forth such terms in this new Agreement, which will supersede and replace the prior agreement.

NOW, THEREFORE, for and in consideration of the Employee’s employment by the Company, the above premises and the mutual agreements hereinafter set forth, the Employee and the Company agree as follows:

1.             DEFINITIONS.

(a)           “Board” means the Board of Directors of the Company.

(b)           “Cause” means the Employee’s (i) commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) conviction of any felony in connection with employment by the Company; or (iii) habitual material failure after written notice specifying such failure and a reasonable opportunity to cure such failure to perform his material duties hereunder responsibly.

(c)           “Total Disability” means the Employee’s inability, through physical or mental illness or accident, to perform the majority of his usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least one hundred eighty (180) consecutive days. Total Disability shall be deemed to have occurred on the first day following the expiration of such one hundred eighty (180) day period.

2.             EMPLOYMENT; DUTIES.

(a)           The Company agrees to employ the Employee as its Chairman and as a member of the Office of Chief Executive of the Company.  In addition, the Employee will act as President of the Company until December 31, 2006.  However, the Employee acknowledges and agrees that the Office of the Chief Executive shall have sole authority with respect to all major decisions relating to the Company and its operations.  The

Employee’s duties and responsibilities will include seafood purchasing and add-on acquisition strategies for the Company, and such other reasonable additional responsibilities and positions as may be added to the Employee’s duties with his agreement from time to time by the Board consistent with the Employee’s position.

(b)           As the Company’s Chairman of the Board, the Employee’s responsibility will be to preside over meetings of the Board, and shall have such additional responsibilities as are assigned by the Board with Employee’s agreement or as otherwise provided in the Company’s by-laws.

(c)           During the term of employment hereunder, Employee shall (i) diligently follow and implement all management policies and decisions communicated by the Board; and (ii) timely prepare and forward to the Board all reports and accountings as may be requested.

(d)           Employee’s duties and responsibilities hereunder shall be modified and/or excused during reasonable periods of absence due to health or disability or vacation, as provided herein.

(e)           Employee will be expected to work on a full time basis during the Term.  Employee’s time commitment in subsequent years will be reduced commensurate with any reduction in his Base Salary to which he may agree hereafter.

3.             TERM.  The term hereof shall commence on the date of this Agreement and shall continue until May 31, 2009 (the “Term”).

4.             COMPENSATION.

(a)           Employee shall be paid a base salary (the “Base Salary”) in the annual amount of Two Hundred Fifty Thousand Dollars ($250,000).

The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, weekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

(b)           Employee shall be entitled to a car payment allowance in the amount of approximately $17,000 per year to be paid in 12 equal monthly installments on the first day of each month.

(c)           While Employee is performing the services described herein, the Company shall, upon request, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of duties of employment hereunder.

(d)           During the Term the Company shall provide health (including the executive health plan), medical, disability and term life insurance to Employee in accordance with any group plan which it now maintains or which may hereafter be established by the Company.

(e)           Employee shall receive not less than five (5) weeks paid vacation during each twelve (12) month period of employment.

5.             TERMINATION.

(a)           Employee’s employment may be terminated only as follows:

(1)           The Company may terminate the employment of the Employee for Cause, in which case the termination shall be effective immediately upon notice to the Employee;

(2)           The Employee may terminate his employment if the Company is in material breach of this Agreement and the Company fails to cure such breach within ten (10) days after written notice specifying the reasons for such breach is delivered to the Company;

(3)           The employment of the Employee will terminate upon death of the Employee effective on the date of death;

(4)           The employment of the Employee will terminate upon the Total Disability of the Employee, effective upon the expiration of the 180 days as provided in Section 1(c) of this Agreement;

(5)           The Employee may terminate his employment for any reason, effective upon at least sixty (60) days’ notice; provided, however, the Company shall have the right to accelerate the effective date to any earlier date provided it pays Employee his Base Salary for the unexpired duration of the sixty (60) days; or

(6)           The Company may terminate the employment of the Employee for any reason, effective upon at least thirty (30) days’ notice.

(b)           In the event that the Employee’s employment is terminated due to the Employee’s death or Total Disability or by the Employee pursuant to Section 5(a)(2), the Company will be obligated to pay to the Employee the full amount of Base Salary earned by Employee through the effective date of termination, and any other amounts specifically payable to the Employee or his estate pursuant to any plans or programs of the Company upon such termination.

(c)           In the event that the Employee’s employment is terminated by Employee pursuant to Section 5(a)(5) or by the Company for Cause, the Company will have no obligations to pay any amount other than Base Salary earned through the effective date of such termination, whether as Bonus Payment or otherwise to provide any benefits arising hereunder or otherwise, except as required by law.

(d)           In the event that the Employee’s employment is terminated by the Company pursuant to Section 5(a)(6), Employee shall continue to receive his Base Salary, benefits and perquisites as set forth in Section 4 hereof for the unexpired portion of the Term, and shall receive payment of all approved unreimbursed business expenses incurred through the date of termination.

6.             CONFIDENTIAL INFORMATION.  Employee acknowledges that the nature of his engagement by the Company is such that Employee shall have access to information of a confidential and/or trade secret nature which has great value to the Company. Such information includes financial, manufacturing and marketing data, business plans and methods, processes, product formulas, developmental work, work in process, methods, trade secrets (including, without limitation, customer lists, supplier lists and lists of customer, supplier and food broker sources), and any other information relating to the products, services, customers, sales or business affairs of the Company, which has value and is treated as secret and/or confidential by the Company (the “Confidential Information”). The Company has and will also have access to Confidential Information of its suppliers (“Suppliers” means any persons with whom the Company has a co-packing or joint venture relationship with or who supplies any products or materials to the Company). Confidential Information includes not only information disclosed by the Company or its Suppliers to Employee in the course of employment, but also information developed or learned by Employee during the course of employment with the Company. Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Suppliers are engaged. Confidential Information also includes all information of which the unauthorized disclosure could be materially detrimental to the interests of the Company or Suppliers. You agree to keep all Confidential Information that could be materially detrimental to the interests of the Company or Suppliers in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, (iv) authorized in writing by the Company, (v) no longer qualifies as a trade secret or confidential information under applicable law, or (vi) necessary to enforce this Agreement. Upon termination of employment with the Company, Employee shall deliver to the Company all documents, records, notebooks, work papers, and all similar material under Employee’s direct control containing Confidential Information, whether prepared by Employee, the Company or anyone else.

7.             NON-COMPETITION.  In order to protect the Confidential Information, Employee agrees that during the term of employment, and for a period of one (1) year thereafter, Employee will not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, or otherwise, promote, participate or engage in any activity or other business directly competitive with the Company’s then existing business if such activity or other business involves any use of any of the Confidential Information by Employee.

8.             NON-SOLICITATION OF CUSTOMERS OR SUPPLIERS.  Employee agrees that for a period of one (1) year after the termination of employment with the Company, Employee will not, on his own behalf or on behalf of an other individual, association or entity, call on any of the customers or Suppliers of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) or any of the Suppliers to provide any product or service provided by or to the Company, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers or Suppliers to take away or to divert or direct their business away from the Company to Employee or to any other person or entity with which Employee is employed, associated, affiliated or otherwise related.

9.             NONINTERFERENCE WITH EMPLOYEES.  In order to protect the Confidential Information, Employee agrees that during the term hereof and for a period of one (1) year thereafter, Employee will not, directly or indirectly, induce or entice any employee of the Company with access to or possession of Confidential Information, to leave such employment or cause anyone else to leave such employment.

10.          REMEDIES.  The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

11.          SEVERABILITY.  In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

12.          ASSIGNMENT.  This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

13.          NOTICES.  Except as otherwise specifically provided herein, any notice required or permitted to be given to Employee pursuant to this Agreement shall be given in writing, and personally delivered or mailed to Employee by certified mail, return receipt requested, at the address set forth below Employee’s signature on this Agreement or at such other address as Employee shall designate by written notice to the Company given in accordance with this Section 13, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the President of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to Employee given in accordance with this Section 13. Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

14.          WAIVER.  The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

15.          GOVERNING LAW.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

16.          BENEFICIARY.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

17.          ENTIRE AGREEMENT.  This Agreement embodies the entire agreement of the parties hereto relating to Employee’s employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Employee or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to Employee’s employment by the Company, in whatever capacity, are hereby expressly terminated.

18.          CONFIDENTIALITY.  The terms, conditions and existence of this Agreement shall be confidential.

IN WITNESS WHEREOF, Employee and the Company have executed and delivered this agreement as of the date first shown above.

EMPLOYEE:		THE COMPANY:

STEPHEN D. RUBIN		VITA FOOD PRODUCTS, INC.

/s/ Stephen D. Rubin		By:	/s/ Clifford Bolen

Address:	2222 West Lake Street	Printed Name:	Clifford Bolen

Chicago, IL 60612		Title:	Chief Operating Officer

		Address:	2222 West Lake Street
Chicago, IL 60612